EXECUTION VERSION

LOCK-UP LETTER AGREEMENT

CLEAR STREET LLC

4 World Trade Center, Floor 45

New York, NY 10007

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“Cohen & Co.”)

3 Columbus Circle, 24th Floor

New York, New York 10019

RE: Follow-On Public Offering BY BAKKT HOLDINGS, INC.

Ladies and Gentlemen:

This letter agreement (this “Lock-up Agreement”) is being delivered to you in connection with proposed Underwriting Agreement (the “Underwriting Agreement”) to be entered between Bakkt Holdings, Inc., a Delaware corporation (the “Company”), and Clear Street LLC and Cohen & Co., as representatives (together, the “Representatives”) of the several underwriters to be named therein (collectively, the “Underwriters”) relating to the proposed public offering of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), and/or pre-funded warrants to purchase shares of Common Stock (the “Offering”).

In order to induce the Underwriters to enter into the Underwriting Agreement, and in light of the benefits that the Offering will confer upon the undersigned in his, her or its capacity as a securityholder and/or a director or officer of the Company, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably agrees that, during the period beginning on the date of the Underwriting Agreement through and including the date that is the 90th day after the date of the Underwriting Agreement (the “Lock-up Period”), the undersigned will not, and will not cause or direct any of his, her or its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) to, without the prior written consent of the Representatives, directly or indirectly, (1) offer for sale, sell, assign, transfer, pledge, contract to sell, lend or otherwise dispose of (or enter into any transaction or agreement that is designed to, or would reasonably be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock (including, without limitation, shares of Common Stock that may be deemed to be beneficially owned or hereafter acquired by the undersigned, or with respect to which the undersigned has or hereafter acquires the power of disposition, in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and shares of Common Stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for shares of Common Stock (“Related Securities”), (2) enter into any swap, hedge or similar agreement or arrangement (including, without limitation, the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivatives transaction or instrument, however described or defined) that transfers, is designed to transfer or reasonably could be expect to transfer (whether by the undersigned or someone other than the undersigned) in whole or in part, directly or indirectly, any of the economic benefits or risks of ownership of shares of Common Stock or any Related Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of Common Stock or other securities of the Company, in cash or otherwise, (3) make any demand for or exercise any right or cause to be confidentially submitted or filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or Related Securities, provided that, to the extent the undersigned has demand and/or piggyback registration rights under any registration rights agreement, investor rights agreement or similar agreement, the undersigned may notify the Company privately that the undersigned is or will be exercising its demand and/or piggyback registration rights under any such agreement following the expiration of the Lock-Up Period and undertake preparations related thereto, or (4) publicly disclose the intention to do any of the foregoing.

The foregoing restrictions are expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to, or which reasonably could be expected to, lead to or result in a sale or disposition of shares of Common Stock or any other securities of the Company even if such shares of Common Stock or other securities of the Company would be disposed of by someone other than the undersigned, including, without limitation, any short sale or any purchase, sale or grant of any right (including without limitation any put or call option, forward, swap or any other derivative transaction or instrument) with respect to any shares of Common Stock, or any other security of the Company that includes, relates to, or derives any significant part of its value from shares of Common Stock or other securities of the Company.

The foregoing restrictions, including without limitation the immediately preceding sentence, shall not apply to:

(a) (i) any bona fide charitable gift or gifts, including, without limitation, to a charitable organization or educational institution, or (ii) bona fide gifts, sales or other dispositions of shares of any class of the Company’s capital stock, in each case, that are made exclusively between and among the undersigned or members of the undersigned’s family, or affiliates of the undersigned, including its partners (if a partnership) or members (if a limited liability company); provided, that it shall be a condition to any transfer pursuant to this clause (a) that (1) the transferee/donee agrees to be bound by the terms of this Lock-Up Letter Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto, (2) any such transfer shall not involve a disposition for value, (3) each party (donor, donee, transferor or transferee) shall agree to not voluntarily make, any filing or public announcement of the gift, sale or other disposition prior to the expiration of the Lock-Up Period, and (4) the undersigned notifies the Representatives at least two business days prior to the proposed gift, sale or other disposition;

(b) the exercise or settlement of stock options or other equity awards granted pursuant to the Company’s stock option/incentive plans or awards, provided, that the restrictions shall apply to shares of Common Stock issued upon such exercise;

(c) any transfers by will or intestacy; provided, that no public disclosure or filing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall be voluntarily made during the Lock-Up Period and any required filing under the Exchange Act made during the Lock-Up Period shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (c);

(d) any transfers pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of a marriage or civil union, provided, that no public disclosure or filing under the Exchange Act shall be voluntarily made during the Lock-Up Period and any required filing under the Exchange Act made during the Lock-Up Period shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (d);

(e) transfers or dispositions of shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, such capital stock to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned in a transaction not involving a disposition for value, or, if the undersigned is a trust, to a trustor or beneficiary of the trust, or, if the undersigned is a corporation, partnership, limited liability company or other business entity, to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the undersigned or as part of a disposition, transfer or distribution by the undersigned to partners, limited partners, stockholders, members or equityholders of the undersigned, provided, in each case, that (1) any transferee agrees to be bound by the terms of this Lock-Up Letter Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee(s) were a party hereto, (2) any such transfer shall not involve a disposition for value, (3) no public disclosure or filing under the Exchange Act shall be voluntarily made during the Lock-Up Period and (4) any required filing under the Exchange Act made during the Lock-Up Period shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (e);

(f) the exercise of the Pre-Funded Warrants, or the conversion, exercise or exchange of any other securities of the Company, into Common Stock or any other securities of the Company, provided, that such shares of Common Stock or other securities issued upon conversion, exercise or exchange remain subject to the terms of this Lock-Up Letter Agreement;

(g) the exchange of the Company’s paired interests (each of which is a combination of one share of Class V common stock of the Company and one common unit of Bakkt Opco Holdings, LLC exchangeable into Common Stock) (the “Paired Interests”) into shares of Common Stock, or the exercise of: (i) the Company’s outstanding public warrants to purchase shares of Common Stock (the “Public Warrants”), (ii) the Company’s Class 1 warrants to purchase shares of Common Stock (the “Class 1 Warrants”) and (iii) the Company’s Class 2 warrants to purchase shares of Common Stock (the “Class 2 Warrants”), provided, that such shares of Common Stock or other securities issued upon exchange or exercise thereof, as applicable, remain subject to the terms of this Lock-Up Letter Agreement;

(h) any transfers or commitments to transfer: (i) Paired Interests, (ii) Public Warrants, (iii) Class 1 Warrants and (iv) Class 2 Warrants, provided, that such shares of Common Stock or other securities issued upon exercise or exchange thereof, as applicable, remain subject to the terms of this Lock-Up Letter Agreement;

(i) any transfers or commitments to transfer pursuant to a merger, consolidation, tender offer or other similar transaction involving a Change of Control (as defined below) or reverse merger, provided, that in the event that such merger, consolidation, tender offer or other such transaction involving a Change of Control or reverse merger is not completed, such shares of Common Stock or other securities held by the undersigned shall remain subject to the provisions of this Lock-Up Letter Agreement;

(j) the transfer by the undersigned of shares of Common Stock or any securities convertible into, exercisable or exchangeable for, shares of Common Stock to the Company upon a vesting or settlement event of the Company’s securities or upon the exercise of options or warrants to purchase the Company’s securities on a “cashless” or “net exercise” basis, or in a “sell-to-cover” transaction, in each case, pursuant to any equity incentive plan or award of the Company and to the extent permitted by the instruments representing such options or warrants outstanding as of the date of the Underwriting Agreement, provided, that (1) the shares received upon exercise or settlement of such option or warrant or other security are subject to the terms of this Lock-Up Letter Agreement, (2) no public disclosure or filing under the Exchange Act shall be voluntarily made during the Lock-Up Period and (3) any required filing under the Exchange Act made during the Lock-Up Period shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (j);

(k) the transfer of shares of Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Common Stock to the Company in connection with the termination of the undersigned’s employment with the Company, provided, that no public disclosure or filing under the Exchange Act shall be voluntarily made during the Lock-Up Period and any required filing under the Exchange Act made during the Lock-Up Period shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (k);

(l) transfers that are approved by the prior written consent of the Representatives; and

(m) sales of shares of Common Stock purchased by the undersigned on the open market following the date of the Underwriting Agreement, provided, that any required filing under the Exchange Act made during the Lock-Up Period shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (m).

Notwithstanding the restrictions imposed by this Lock-Up Letter Agreement, the undersigned may (i) establish or enter into a trading plan pursuant to Rule 10b5-1 (“10b5-1 Trading Plan”) under the Exchange Act for the transfer of shares of Common Stock, provided, that such plan does not provide for any transfers of shares of Common Stock, and no filing under the Exchange Act or other public announcement shall be required or voluntarily made by the undersigned or any other person in connection therewith, in each case during the Lock-Up Period, and (ii) transfer or sell the undersigned’s shares of Common Stock pursuant to a 10b5-1 Trading Plan that was established on or prior to the date of this Lock-Up Letter Agreement and exists as of the date hereof, provided further, that, if the undersigned is required to file a report under Section 16(a) of the Exchange Act during the Lock-Up Period, such filing shall state that such transaction has been executed under a 10b5-1 Trading Plan and shall also state the date such 10b5-1 Trading Plan was established.

“Change of Control” shall mean the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction, in one transaction or a series of related transactions, the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the voting capital stock of the Company (or the surviving entity).

This Lock-Up Letter Agreement and any transaction contemplated by this Lock-Up Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles that would result in the application of any other law than the laws of the State of Delaware.

[Signature page follows]

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement. Any obligations of the undersigned shall be binding upon the heirs and executors (in the case of individuals), personal representatives, successors and assigns of the undersigned.

INTERCONTINENTAL EXCHANGE HOLDINGS, INC.

By	/s/ Jennifer Froneberger
Name: Jennifer Froneberger
Title: VP, Legal

Dated: July 28, 2025

[Signature Page to Lock-Up Letter Agreement]